FOR:              THE SPORTSMAN'S GUIDE
                  411 Farwell Avenue
                  South Saint Paul, Minn.  55075
                  NASDAQ NMS: SGDE

CONTACT:          William P. Bartkowski                    FOR IMMEDIATE RELEASE
                  612-344-1012

                 THE SPORTSMAN'S GUIDE UPDATES 2003 Q3 GUIDANCE;
                              SETS CONFERENCE CALL

   EPS Results Expected To Be Above Consensus Estimate and Ahead of Last Year

SOUTH ST. PAUL, MINN. (10/9/03) - The Sportsman's Guide, Inc. (NASDAQ NMS: SGDE) today announced that the Company expects to report total sales of approximately $41.0 million and earnings per share of $0.12 to $0.13 for its third quarter ended September 30, 2003. This would compare to third quarter 2002 results of $36.7 million in sales and earnings of $0.05 per share. Earnings will be above the consensus First Call(R) estimate, which is $0.09 per share. The Company plans to report its final quarterly results at 5:00 pm CDT on Tuesday, October 28, 2003.

         Gregory R. Binkley, President and Chief Executive Officer of the Company, stated, "Our trend of reporting stronger than anticipated results continues with our third quarter. Internet-related sales as a percentage of total sales will once again exceed 36 percent, compared to 30 percent for the same period one year ago."

         The Company also announced that it will hold a conference call on Wednesday, October 29, 2003 to discuss the results of the quarter. Gregory R. Binkley, President and Chief Executive Officer, and Charles B. Lingen, Executive Vice President and Chief Financial Officer, will be present on the call to provide commentary and to take questions. The call will be begin at 10:30 am, CDT. Participants may access the call by dialing 1-800-209-8032. The call may also be accessed via the Internet at www.SportsmansGuideIR.com.

         The Sportsman's Guide offers value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, equipment and footwear, through direct mail catalogs and two Internet sites. The Company's e-commerce websites include www.sportsmansguide.com and www.bargainoutfitters.com. Investor information is available on the Company's investor relations website: www.SportsmansGuideIR.com.

                                      # # #

This release contains forward looking statements which are subject to change based on various important factors, including but not limited to general economic conditions, a changing market environment for the Company's products and the market acceptance of the Company's catalogs.